Exhibit 99.1

Nitches Inc. Announces $.05 Dividend and Third Quarter 2003 Results

    SAN DIEGO--(BUSINESS WIRE)--July 16, 2003--Nitches Inc. (NASDAQ:NICH) announced today that the board of directors has approved the distribution of a special dividend of $.05 (five cents) per share to the holders of record as of July 31, 2003. The dividend will be paid on Aug. 14, 2003. The company evaluates its ability to declare a dividend on a quarterly basis, contingent upon profitability and financing needs.
    Nitches Inc. also announced today its results for the three and nine-month periods ended May 31, 2003. Net sales for the third quarter of fiscal 2003 were $7.0 million versus $7.4 million for the third quarter of 2002. The sales decrease was the result of a decrease in unit sales in the company's sleepwear product line. The company reported a net loss for the recent quarter of $84,000, or $.07 per share, compared to net income of $71,000, or $.06 per share, for the year earlier period. Results for the current period included a loss of $159,000, or $.14 per share, related to the company's interest in Designer Intimates Inc.
    For the nine months ended May 31, 2003, net sales were $24.2 million versus $23.1 million for the first nine months of fiscal 2002. The sales increase resulted from an increase in unit sales in the company's menswear and western wear product lines, partially offset by a decrease in unit sales of the company's sleepwear product line. The company reported net income of $227,000 for the first nine months of fiscal 2003, compared to net income of $72,000 for the year earlier period. Net income for the recent nine months reflects net income of $73,000, or $.07 per share, derived from the company's interest in Designer Intimates Inc. Net income was also positively impacted by the elimination of a deferred tax reserve, which resulted in a $109,000 tax benefit.


                           Three Months              Nine Months
                              Ended                     Ended
                              May 31,                  May 31,
                         2003        2002         2003         2002
                     ----------------------- -------------------------
Net sales            $7,028,000  $7,370,000  $24,185,000  $23,050,000
Net income              (84,000)     71,000      227,000       72,000
Earnings per share       $(0.07)      $0.06        $0.19        $0.07
Shares outstanding    1,171,169   1,145,704    1,171,169    1,091,985
Dividends per share       $0.05       $0.10        $0.25        $0.40



    In October 2002, the company acquired a 28% interest in Designer Intimates Inc., which owns 100% of NAP Inc., a New York-based intimate apparel company. Nitches reports any income or loss from the ongoing operation of Designer Intimates using the equity method of accounting, whereby Nitches' 28% interest in Designer Intimates is reported as a single line item on the Consolidated Statement of Income. For the three-month period March through May, the company recognized a $159,000 loss from the unconsolidated subsidiary. Furthermore, for the eight-month period October through May, the company recognized $73,000 in income. This income is reported net of tax and is not taxable to the company. For the same eight-month period, Designer Intimates had net income of $262,000 on sales of $57.3 million.
    At May 31, 2003, the company had unfilled customer orders of $8.9 million compared to $12.3 million at the same time last year, with such orders generally scheduled for delivery by November 2003 and November 2002, respectively. The reduction in order backlog is due primarily to a significant reduction in orders from Sears, a major customer that decided to directly import their sleepwear for the Spring, Summer and Fall 2003 seasons. However, subsequent to May 31, 2003, Sears has placed a sleepwear order for approximately $550,000 for delivery in November 2003.
    The amounts reflected in backlog include both confirmed orders and unconfirmed orders that the company believes, based on industry practice and direct experience, will be confirmed. While cancellations, rejections and returns have generally not been material in the past, due to current U.S. economic weakness, the potential for order cancellations and rejections has increased and the ability of the company to obtain future sales has been impaired. Because of the company's reliance upon a few major accounts, any adverse impact of the ongoing economic downturn on one or more of these customers could lead to the cancellation of existing orders and/or an inability to secure future orders, which would have a material adverse financial effect on the company.
    Business conditions in the apparel sector continue to be characterized by weak consumer demand, oversupply, and deflation. The prolonged hard winter and the war in Iraq, coupled with the ongoing uncertainty of the overall economy have caused most retailers to use significant discounting in attempts to clear their spring and promote summer inventories. This has delayed the placement of future orders and reduced the quantity of many orders as they are placed. With these uncertainties, the company is approaching the upcoming fourth quarter with caution and conservatism.
    With the reduction in backlog and the potential for receiving selling cost adjustments from retailers, the company expects to incur an operating loss for the fourth quarter. The company will also record a loss on its investment in Designer Intimates. The company does not expect significant improvement in business conditions in the apparel sector for the remainder of the calendar year.
    Nitches Inc. is an importer and wholesale distributor of men's and women's garments, manufactured to specifications primarily in foreign countries. The company's shares are traded on the National SmallCap Market under the symbol NICH. Visit our Web site at http://www.nitches.com.

    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the company's products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. These and other risks are more fully described in the company's filings with the Securities and Exchange Commission.

    CONTACT: Nitches Inc., San Diego
             Steve Wyandt, 858-625-2633 (Option No. 1: Corporate) ir@nitches.com www.nitches.com